EXHIBIT 10.65

SECOND AMENDED AND RESTATED

OPERATING AGREEMENT

OF

LIQUIDMETAL COATINGS, LLC

A Delaware Limited Liability Company

Adopted as of November 30, 2011

TABLE OF CONTENTS

-i-

-ii-

-iii-

-iv-

SECOND AMENDED AND RESTATED

OPERATING AGREEMENT

OF

LIQUIDMETAL COATINGS, LLC

THIS SECOND AMENDED AND RESTATED OPERATING AGREEMENT (“Agreement”) is hereby entered into effective as of the 30th day of November, 2011, by and between the persons identified as Members on Exhibit “A” attached hereto and executing this Agreement on the signature pages hereof (each of whom is sometimes hereinafter referred to individually as a “Member” and collectively as “Members”) and LIQUIDMETAL COATINGS, LLC, a Delaware limited liability company (the “Company”).

RECITALS

WHEREAS, the Company was organized in accordance with the Delaware Limited Liability Company Act upon the filing of a Certificate of Formation (the “Certificate”) with the Secretary of State of the State of Delaware effective July 9, 2007;

WHEREAS, effective February 22, 2008, the Company and Members entered into a First Amended and Restated Operating Agreement, dated February 22, 2008, as amended by Amendment No. 1 thereto dated October 6, 2009, Amendment No. 2 thereto dated April 30, 2010 and Amendment No. 3 thereto dated December 15, 2010 (as amended, the “First Amended and Restated Operating Agreement”); and

WHEREAS, the Members desire to amend and restate in its entirety the First Amended and Restated Operating Agreement and enter into this Agreement in order to set forth the terms and conditions that will regulate and govern the operation and management of the Company and to regulate and govern the rights and obligations of the Members of the Company, it being understood that the terms and provisions of this Agreement are subject in all respects to the terms and conditions of the Certificate, and in the event of any conflict between the Certificate and this Agreement, the provisions of the Certificate shall govern.

NOW, THEREFORE, the parties hereby amend, restate and supersede the First Amended and Restated Operating Agreement in its entirety, and adopt the following as the Operating Agreement of the Company:

ARTICLE I
FORMATION AND ORGANIZATION

Section 1.1               NAME AND FORMATION.  The name of the Company is:  LIQUIDMETAL COATINGS, LLC.  All Company business shall be conducted in the name of “LIQUIDMETAL COATINGS, LLC” or such other names that comply with applicable law as the Board of Managers may select from time to time.

Section 1.2              PRINCIPAL PLACE OF BUSINESS.  The principal office of the Company is located in Kingwood, Texas, and may be changed to such other place within or without the State of Delaware as may be determined from time to time by the Board of Managers.

Section 1.3              REGISTERED OFFICE AND REGISTERED AGENT.  The Company’s registered agent and office in Delaware is CorpDirect Agents, Inc., 160 Greentree Drive, Suite 101, Kent County, Dover, Delaware 19904.  The Company may change its registered agent or registered office to any other place or places in the State of Delaware as may be determined from time to time by the Board of Managers.

Section 1.4               TERM.  The term of the Company shall be perpetual, unless the Company is dissolved in accordance with the provisions of this Agreement.

Section 1.5               NO STATE LAW PARTNERSHIP.  The Members intend that the Company (i) shall be taxed as a partnership for all applicable federal, state and local income tax purposes and (ii) shall not be a partnership or joint venture for any other purpose, and that no Member or any Manager shall, by virtue of this Agreement, be a partner or joint venturer of any other Member or Manager.

ARTICLE II
PURPOSE AND POWERS OF THE COMPANY

Section 2.1                PURPOSE.  The Company is formed for the purpose of manufacturing and applying metallic coating to various products and engaging in any other business activity permitted under the Act as the Board of Managers may determine from time to time.

Section 2.2               POWERS OF THE COMPANY.  Subject to the provisions of this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes set forth in Section 2.1, and all powers reasonably connected with such activities and businesses that may be legally exercised by limited liability companies under the Act, and may engage in all activities necessary, customary, convenient, or incident to any of the foregoing.

ARTICLE III

CAPITAL STRUCTURE, CONTRIBUTIONS TO CAPITAL
AND CAPITAL ACCOUNTS

Section 3.1               INITIAL CONTRIBUTIONS.  The Members have previously contributed capital to the Company as reflected in the Company’s books and records on file at the Company’s principal office (the “Initial Capital Contributions”) in exchange for their respective Membership Units.

Section 3.2               ADDITIONAL CAPITAL CONTRIBUTIONS.  The Members shall have no obligation to contribute any additional capital to the Company, and except as set forth in the Act, the Members shall have no personal liability for any obligations of the Company.

Section 3.3               RETURN OF CONTRIBUTIONS.  Until the dissolution and liquidation of the Company, no Member shall have the right to demand or receive any part of the Member’s capital contribution, and there is no right given to any Member to demand and receive property other than cash in return for the Member’s capital contribution.

Section 3.4               CAPITAL ACCOUNTS.  An individual Capital Account shall be maintained for each Member in accordance with Section 704(b) of the Code, paragraph 1.704-1(b)(2)(iv) of the accompanying Treasury Regulations, and the following rules:

(a)               Computation of Capital Account Balance.  The Capital Account of a Member shall consist of the amount of money and the fair market value of any property (other than money) comprising the Member’s proportionate share of the Initial Capital Contribution pursuant to Section 3.1 hereof, as increased by:  (i) the amount of money and the fair market value of any property (other than money) comprising any additional capital contributions made by the Member, (ii) any amount credited to the Capital Account of a Member pursuant to Section 4.9 hereof as a result of any Company income, profits or gains allocated to the Member (and as adjusted pursuant to Section 1.704-1(b)(2)(iv) of the Treasury Regulations), and (iii) the amount of any Company liabilities assumed by the Member or that are secured by any Company property distributed to that Member, and decreased by: (i) the amount of money and the fair market value of any property (other than money) comprising any distributions to the Member pursuant to Article V hereof, (ii) any amount debited to the Capital Account of a Member pursuant to Section 4.9 hereof as a result of any Company expenses, deductions, losses and credits allocated to the Member (and as adjusted pursuant to Section 1.704-1(b)(2)(iv) of the Treasury Regulations), and (iii) the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by that Member to the Company.

(b)              Built-In Gain or Loss.  The Capital Account of a Member shall not be increased or decreased, as the case may be, with regard to any built-in gain or loss allocated to the Member pursuant to Section 4.5 hereof.

(c)              Transferee’s Capital Account.  In the event of a transfer of any Membership Units, the transferee shall assume the Capital Account balance of the transferor.

(d)              Interest.  No interest shall be paid on any present or future Capital Account balance.

(e)             Conformance with Regulations.  The provisions of this Section 3.4 are intended to comply with Treasury Regulation Section 1.704-1(b) regarding the maintenance of the Capital Accounts of the Members and this Section 3.4 shall be interpreted and applied in a manner consistent with such Treasury Regulations.  In the event that the Board of Managers shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Treasury Regulations, the Board of Managers may make such modifications, provided that it is not likely to have a material effect on any amounts distributable to any Member upon the dissolution of the Company.  The Board of Managers shall also make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulation Section 1.704-1(b).

Section 3.5               CAPITAL STRUCTURE AND PERCENTAGE INTERESTS

(a)              Capital Structure.  Ownership rights in the Company are divided into and represented by membership units (“Membership Units”).  The Membership Units are further divided into two classes: (i) Preferred Units and (ii) Common Units.  The Common Units are further subdivided into three subclasses: (i) Class A Units; (ii) Class B Units; and (iii) Class C Units.  Any Membership Units represented by a certificate shall constitute a security governed by Article 8 of the Uniform Commercial Code promulgated by the National Conference of Commissioners on Uniform State Laws, as in effect in Delaware or any other applicable jurisdiction (the “UCC”).  Any Membership Units not represented by a certificate shall not constitute a security governed by Article 8 of the UCC.

(b)              Percentage Interests.  As of the date of this Agreement, the Members shall own the number and class of Membership Units and the corresponding Percentage Interests in the Company as set forth on Exhibit “A” attached hereto.

(c)              Adjustments to Percentage Interests.  In the event of the issuance of any additional Common Units to an existing Member(s), including the admission of an additional member(s), each Member’s Percentage Interest in the Company shall be deemed to be equal to a fraction, the numerator of which is the number of Common Units issued and outstanding to the Member, and the denominator of which is the number of Common Units then issued and outstanding to all Members.  All adjustments to a Member’s Percentage Interest in the Company’s Common Units shall be permanent and shall not otherwise be altered except as provided in this Agreement.

(d)              Effect of Percentage Interests.  The Percentage Interests of the Members, as determined and adjusted pursuant to this Section 3.5, are maintained solely for the purposes of determining the amount of certain allocations of taxable profits and losses and cash distributions allocable to the Members pursuant to Articles IV and V hereof, and for other purposes set forth in this Agreement.  The Percentage Interest of a Member shall not reflect that Member’s proportionate interest in the capital of the Company at any time.

Section 3.6               LOANS BY MEMBERS.  A Member may at any time lend funds to the Company as may be agreed upon by the Board of Managers.  Such funds shall represent a debt, payable on demand, unless otherwise specifically provided, from the Company to the Member making the loan, and interest, at a rate agreed upon by the Board of Managers, shall be paid thereon and charged as an expense to the Company.

Section 3.7               PROFITS INTEREST OF CLASS C HOLDERS.  The Class C Holders shall own a percentage of the profits of the Company equal to the right to receive their respective percentage interest as shown on Exhibit “A”, attached hereto, of the available cash distributed among the Members pursuant to Section 5.1 and Section 5.2.  In addition, taxable income shall be allocated to the Class C Holders equal to their respective percentage interest as shown on Exhibit “A”, attached hereto, of the Net Profits allocated among the Members pursuant to Section 4.3(a)(v).

It is the agreement of the Members that the rights of the Class C Holders under this Section 3.7 shall be limited to receiving allocations of taxable income and distributions of cash as described herein, but that the Class C Holders shall not receive any other rights in and shall not participate in any other allocations of taxable income, loss, credit, deduction, gain, or other tax items or distributions of cash from the Company except as specifically provided in this Section 3.7.

Section 3.8               RIGHTS OF PREFERRED UNIT HOLDERS.  Any Member holding Preferred Units (a “Preferred Unit Holder”) shall be subject to the following:

(a)               Preferential Return Account.  A Preferential Return Account shall be maintained for each Preferred Unit Holder in accordance with this provision.  The Preferential Return Account of each Preferred Unit Holder shall consist of an initial balance equal to such Preferred Unit Holder’s Initial Capital Contributions with respect to its Preferred Units decreased by an amount equal to the aggregate amount of cash distributed to such Preferred Unit Holder pursuant to Section 5.2(b) hereinbelow.  Each Preferred Unit Holder’s Preferential Return Account, as determined and adjusted pursuant to this Section 3.8, shall be separate and distinct from each Preferred Unit Holder’s Capital Account and will be maintained pursuant to this Section 3.8 solely for the purpose of determining the amount of cash to be distributed to each Preferred Unit Holder and the priority of such distributions pursuant to Section 5.2(b) hereinbelow.  As of the date of this Agreement, C3 Capital Partners, L.P. has a Preferential Return Account of $1,106,716.47 and accrued and unpaid Priority Returns (as defined in Section 5.3) in the amount of $156,384.34, and C3 Capital Partners II, L.P. has a Preferential Return Account of $801,417.15 and accrued and unpaid Priority Returns (as defined in Section 5.3) in the amount of $113,244.08.

(b)              Redemption.  The Company may, at its option, redeem all or any of the Preferred Units at any time for a Redemption Price of $1,000.00 per Preferred Unit (the “Redemption Price”).  However, the Company shall effect mandatory redemptions of the Preferred Units as follows:

(i)           on or before December 31, 2012 (the “First Redemption Deadline”), the Company shall have redeemed no less than seven hundred fifty (750) of the aggregate Preferred Units held by the Preferred Units Holders collectively as of the date of this Agreement by delivering to the Preferred Unit Holders cash in an amount equal to the Redemption Price for the Preferred Units being redeemed plus any accrued but unpaid Priority Return on such Preferred Units through the First Redemption Deadline;

(ii)           on or before December 31, 2013 (the “Second Redemption Deadline”), the Company shall have redeemed an additional seven hundred fifty (750) of the aggregate Preferred Units held by the Preferred Units Holders collectively as of the date of this Agreement by delivering to the Preferred Unit Holders cash in an amount equal to the Redemption Price for the Preferred Units being redeemed plus any accrued but unpaid Priority Return on such Preferred Units through the Second Redemption Deadline ; and

(iii)           on or before December 31, 2014 (the “Third Redemption Deadline”), the Company shall have redeemed all remaining Preferred Units held by the Preferred Unit Holders collectively as of the date of this Agreement by delivering to the Preferred Unit Holders cash in an amount equal to the Redemption Price for the Preferred Units being redeemed as of the date of this Agreement plus any accrued but unpaid Priority Return on such Preferred Units through the Third Redemption Deadline.

The Preferred Unit Holder shall forfeit any and all rights under this Agreement with respect to the Preferred Units on the date the Third Redemption Payment is received.  The Preferred Units shall no longer be deemed to be outstanding as of the date on which each Preferred Unit Holder’s Preferential Return Account has been reduced to zero and there is no accrued but unpaid Priority Return due to any Preferred Unit Holder.

(c)               Redemption Failure.  In the event that all Preferred Units held by the C3 Entities are not redeemed in full by the Company on or before the Third Redemption Deadline, then on the Third Redemption Deadline and on the last business day of each calendar quarter thereafter while any Preferred Units remain outstanding and held by either of the C3 Entities, the Company shall issue to the C3 Entities an aggregate, additional number of Class B Units as shall be equal to (x) two percent (2%) of the total outstanding Common Units of the Company (including Class A Units, Class B Units, and Class C Units) outstanding on such date multiplied by (y) the result obtained by dividing the number of Preferred Units then still held by the C3 Entity on such date by 1,908.14 (such issuance is referred to as the “Equity Payment”).  The Members hereby acknowledge that any issuances of additional Class B Units as an Equity Payment will dilute each Member’s Percentage Interests in the Company, and such Percentage Interests shall be adjusted pursuant to Section 3.5(c).  The Equity Payment shall only be made to the C3 Entities and no Equity Payment shall be payable from and after the date on which the C3 Entities either transfer the Preferred Units and/or are redeemed.  However, any transferee of Preferred Units pursuant to Section 12.13 shall take such Preferred Units subject to the rights to receive a Priority Return and the Redemption Payment.  Notwithstanding anything to the contrary set forth in this Agreement, the number of Class B Units issued as an Equity Payment shall at no time comprise more than, and shall be limited to no more than, twenty percent (20%) of the sum of the total number of Class A Units, Class B Units, and Class C Units outstanding at such time (including Units issued as Equity Payments).

ARTICLE IV
ALLOCATIONS OF TAXABLE PROFITS AND LOSSES

Section 4.1               DETERMINATION OF PROFIT OR LOSS.  The items of income, gains, expenses, deductions, losses and credits generated by the Company for federal income tax purposes shall be determined in accordance with a generally accepted method of accounting as soon as practicable after the close of the Fiscal Year of the Company.

Section 4.2               COSTS AND EXPENSES.  The Company shall pay all expenses (which expenses shall be billed directly to the Company) of the Company which may include but are not limited to: (i) legal, audit, accounting, and other fees; (ii) expenses and taxes incurred in connection with the issuance, distribution and transfer of documents evidencing ownership of Membership Units in the Company or in connection with the business of the Company; (iii) expenses of organizing, revising, amending, converting, modifying or terminating the Company; (iv) expenses in connection with distributions made by the Company to, and communications and bookkeeping work necessary in maintaining relations with, the Members; and (v) costs of any accounting, statistical or bookkeeping equipment necessary for the maintenance of the books and records of the Company.

Section 4.3               ALLOCATION.  The net profits, net gains and net losses generated by the Company for federal income tax purposes for a year shall be allocated among the Members as follows:

(a)               Profits.  After giving effect to the special allocations set forth in Section 4.4(e) hereof, any net taxable income and gain (collectively, “Net Profits”) of the Company for the year shall be allocated among the Members as follows:

(i)            First, 100% of the Net Profits shall be allocated pro rata among the Members in proportion to and to the extent of any Deficit Capital Account balances;

(ii)           Second, to each Member, in proportion to and to the extent of, the excess, if any, of (A) such Member’s Preferential Return Account at the end of such Fiscal Year, over (B) such Member’s Capital Account balance;

(iii)          Third, to each Member, in proportion to and to the extent of, the excess, if any, of (A) the sum of such Member’s Preferential Return Account plus such Member’s accrued unpaid Priority Return at the end of such Fiscal Year, over (B) such Member’s Capital Account balance;

(iv)          Fourth, to each Member, in proportion to and to the extent of, the excess, if any, of (A) the sum of such Member’s Unreturned Capital Contributions plus, in the event a Member holds or has held both Preferred Units and Common Units, such Member’s accrued unpaid Priority Return at the end of such Fiscal Year, over (B) such Member’s Capital Account balance; and

(v)           Any remaining Net Profits shall be allocated among the Members according to their respective Percentage Interests in the Company at that time, as set forth in Section 3.5 hereof.

(b)               Losses.   Any net taxable losses and deductions (collectively, “Losses”) of the Company for the year shall be allocated among the Members in the following order of priority:

(i)            First, to each Member, in proportion to and to the extent of, the excess, if any, of (A) such Member’s Capital Account balance, over (B) the sum of such Member’s Unreturned Capital Contributions plus, in the event a Member is both a Preferred Unit Holder and a Common Unit Holder, such Member’s accrued unpaid Priority Return at the end of such Fiscal Year;

(ii)           Second, to each Member, in proportion to and to the extent of, the excess, if any, of (A) such Member’s Capital Account balance, over (B) the sum of such Member’s Preferential Return Account plus such Member’s accrued unpaid Priority Return at the end of such Fiscal Year;

(iii)          Third, to each Member, in proportion to and to the extent of, the excess, if any, of (A) such Member’s Capital Account balance, over (B) such Member’s unpaid Priority Return at the end of such Fiscal Year;

(iv)          Fourth, to the Members, in proportion to and to the extent of, the balance of their Preferential Return Account until such Member’s Capital Account balance is reduced to zero (0); and

(v)           Any remaining Losses shall be allocated among the Members according to their respective Percentage Interests in the Company at that time, as set forth in Section 3.5 hereof.

Section 4.4               SPECIAL ALLOCATIONS.  Notwithstanding any other provision of this Agreement to the contrary, the following special allocations shall be made in the following order:

(a)               Minimum Gain Chargeback.  Notwithstanding any other provision of this Section 4.4, if there is a net decrease in the Partnership Minimum Gain (as described in Article XVI hereof) during any Company Fiscal Year, each Member will be specially allocated, before any other allocation is made, items of income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Member’s share of the net decrease in Partnership Minimum Gain, determined as provided in Section 1.704-2(g)(2) of the Regulations.

Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be allocated shall be determined in accordance with Regulations Section 1.704-2(f), and this Section 4.4(a) is intended to comply with the minimum gain chargeback requirement in that Section of the Regulations and shall be interpreted consistently therewith.

(b)               Partner Minimum Gain Chargeback.  Notwithstanding any other provision of this Article IV except Section 4.4(a), above, if there is a net decrease in Partner Minimum Gain (as described in Article XVI hereof) attributable to a Partner Nonrecourse Debt (as described in Article XVI hereof) during any Company Fiscal Year, each Member who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt (determined as provided in Section 1.704-2(i)(5) of the Regulations) as of the beginning of the year shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Member’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, as provided in Section 1.704-2(i)(4) of the Regulations.

Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Section 1.704-2(i)(4) of the Regulations.  This Section 4.4(b) is intended to comply with the minimum gain chargeback requirement in that Section of the Regulations and shall be interpreted consistently therewith.

(c)               Qualified Income Offset.  In the event any Member unexpectedly receives an adjustment, allocation or distribution of a nature described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), then each such Member will be specially allocated items of Company taxable income and gain in an amount and manner sufficient to eliminate, to the extent required by the Regulations, that Member’s Deficit Capital Account Balance as quickly as possible; provided that an allocation pursuant to this Section 4.4(c) shall be made if and only to the extent that such Member would have a Deficit Capital Account Balance after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.4(c) were not in this Agreement.

(d)               Partner Nonrecourse Deductions.  Any Partner Nonrecourse Deductions (as described in Article XVI hereof) for any Fiscal Year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Partner Nonrecourse Debt (as described in Article XVI hereof) to which such Partner Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(2) of the Regulations.

(e)               Curative Allocations.  The allocations set forth in this Section 4.4(e) (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2.  Notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other items of profits, losses, income, gains and deductions among the Members so that, to the extent possible, the net amount of such allocations of other taxable items and the Regulatory Allocations to each Member shall be equal to the net amount which would have been allocated to each such Member if the Regulatory Allocations had not occurred.  For purposes of applying the previous sentence:

(i)           No allocations of Nonrecourse Deductions shall be made pursuant to this Section 4.4(e) with respect to Regulatory Allocations required pursuant to (a) hereof prior to the Company Fiscal Year during which there is a net decrease in Partnership Minimum Gain, and then only to the extent necessary to avoid any potential economic distortions caused by such net decrease in Partnership Minimum Gain;

(ii)           Allocations pursuant to this Section 4.4(e) shall be deferred with respect to allocations of Nonrecourse Deductions to the extent the Board of Managers determine that such allocations are likely to be offset by subsequent allocations pursuant to (a) hereof;

(iii)          No allocations of Partner Nonrecourse Deductions shall be made pursuant to this Section 4.4(e) with respect to Regulatory Allocations required under (b) or (d) prior to the Company Fiscal Year during which there is a net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, and then only to the extent necessary to avoid any potential economic distortions caused by such net decrease in Partner Minimum Gain; and

(iv)          Allocations pursuant to this Section 4.4(e) shall be deferred with respect to allocations pursuant to (d) relating to a particular Partner Nonrecourse Debt to the extent the Board of Managers reasonably determine that such allocations are likely to be offset by subsequent allocations pursuant to (b).

Section 4.5               BUILT-IN GAIN OR LOSS.  Notwithstanding any other provision of this Article IV, in accordance with Code Section 704(c) and the accompanying Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property other than cash contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take into account any variation between (i) the adjusted basis of such property to the Company for federal income tax purposes on the date of contribution and (ii) the fair market value of such property on the date contributed to the Company, as determined by the Board of Managers.

Section 4.6               INCOME CHARACTERIZATION.  For purposes of determining the character (as ordinary income or capital gain) of any taxable income of the Company allocated to the Members pursuant to this Article IV, such portion of the taxable income of the Company allocated pursuant to this Article IV which is treated as ordinary income attributable to the recapture of depreciation shall, to the extent possible, be allocated among the Members in the proportion which (i) the amount of depreciation previously allocated to each Member bears to (ii) the total of such depreciation allocated to all Members. This Section 4.6 shall not alter the amount of allocations among the Members pursuant to this Article IV, but merely the character of income so allocated.

Section 4.7               CREDITS.  Tax credits shall be allocated among the Members in accordance with Section 4.3 hereof.

Section 4.8               CHANGE IN INTERESTS.  Notwithstanding the foregoing, in the event of a change in the Members’ Percentage Interests in the Company during a year, whether occasioned by admission of a new Member, additional contributions, assignments of Membership Units or otherwise, the allocation of items of income and expense shall be made so as to reflect the Members’ varying Percentage Interests in the Company during the year. Profits and losses for the year shall be prorated on a daily basis and allocated among the Members based upon the period of time during which they held their respective Percentage Interests.

Section 4.9               CREDITING ACCOUNTS.  Items of income, gains, expenses, deductions, losses and credits shall be credited or debited, as the case may be, to each Member’s Capital Account created pursuant to Section 3.4 as provided in this Article.

ARTICLE V
DISTRIBUTIONS

Section 5.1               DISTRIBUTABLE AMOUNTS.  The Company may make distributions of any amounts in excess of its reasonable operating requirements as determined by the Board of Managers.  The amounts available for distribution may be generated by operations of the Company through sale, condemnation, financing or refinancing of assets of the Company, by collection of amounts owed to the Company or by any other transaction.  In the case of amounts attributable to a Capital Transaction, the net proceeds to be distributed hereunder shall be the net cash proceeds received by the Company after payment of, or provision for, all Company debts, obligations and reserves required or permitted to be paid upon, or incurred or established in connection with, the receipt by the Company of such proceeds (said reserves to be established in the reasonable discretion of the Board of Managers), and all expenses incurred by the Company in connection with the Capital Transaction giving rise to such proceeds.  Notwithstanding the foregoing, no distribution shall be made unless after the distribution the Company retains assets sufficient to pay all its debts as they become due and such distribution, if made, would not cause the Company to otherwise become insolvent.

Section 5.2               ALLOCATION.  Except as otherwise provided in Section 5.4, distributions of available cash pursuant to Section 5.1 and mandatory distributions of the Tax Distribution Amount under Section 5.5(a) (regardless of available cash), shall be made within thirty (30) days after the end of each calendar quarter, in the following order of priority:

(a)               First, to the Preferred Unit Holders in proportion and to the extent of the excess, if any, of (i) the cumulative Priority Return of each such Preferred Unit Holder from the inception of the Company to the end of such year or calendar quarter, as applicable, over (ii) the sum of all prior distributions to such Preferred Unit Holder pursuant to this Section 5.2(a) hereof;

(b)               Second, to the Preferred Unit Holders, pro rata, in accordance with any balance remaining in the Preferred Unit Holders Preferential Return Account, as defined in Section 3.8, until such Preferred Unit Holder’s Preferential Return Account is reduced to zero ($0); then

(c)               The balance, if any, to the Common Unit Holders according to their respective Percentage Interests in the Company at that time.

Section 5.3               PRIORITY RETURN.  “Priority Return” means a sum equal to fourteen percent (14%) per annum, determined on the basis of a year of 365, as the case may be, for the actual number of days occurring in the period for which the Priority Return is being determined, cumulative to the extent not distributed in any given quarter pursuant to Section 5.2(a) hereof, of the average daily balance of the Preferred Unit Holder’s Preferential Return Account from time to time during the period to which the Priority Return relates, commencing on the date the Preferred Unit Holder first makes a Capital Contribution pursuant to Section 3.1 hereof.

Section 5.4               LIQUIDATING DISTRIBUTIONS.  After giving effect to all Member contributions, distributions, allocations, and capital account adjustments for all taxable years of the Company (including the taxable year during which the Company is liquidated), the Company shall distribute the liquidation proceeds derived from the dissolution, winding-up, liquidation, and termination of the Company (plus any remaining assets of the Company that are to be distributed in kind to the Members) in the following priority and proportions:

(a)               To pay in the order of priority required by the Act all the liabilities and obligations of the Company that are then due and payable to creditors (including Members), including all costs and expenses directly relating to the liquidation, winding-up, and termination of the Company, but excluding Capital Contributions and distributions payable to the Members; and then

(b)               To establish any reasonable cash reserve that the Members may determine unanimously by resolution to be appropriate for any contingent, conditional, or unmatured liabilities or obligations of the Company and as an allowance for doubtful accounts receivable or the unrealized portion of any promissory note, installment obligation, or other deferred revenue payable to the Company; and then

(c)               To the Preferred Unit Holders, if any, in proportion to and to the extent of the excess, if any, of (i) the sum of the cumulative Priority Return of each such Preferred Unit Holder from the inception of the Company to the date on which such distribution is made and any balance remaining in the Preferential Return Account of each such Preferred Unit Holder, over (ii) the sum of all prior distributions to such Preferred Unit Holder pursuant to Section 5.2(a) and Section 5.2(b) hereof, and this Section 5.4(c).

(d)               To the Members, pro rata, in accordance with the sum of their Initial Capital Contributions plus any additional Capital Contributions which have not yet been returned to the respective Member (the “Unreturned Capital Contributions”), in an amount equal to each Member’s Unreturned Capital Contributions; and then

(e)               To the Members, pro rata, in accordance with the Members’ respective Percentage Interests at the time of such liquidation.

The Board of Managers shall use reasonable efforts to cause the proceeds from a liquidation of the Company to be distributed in the same Fiscal Year in which the sale of the Company’s assets occurs.

Section 5.5               MANDATORY TAX DISTRIBUTIONS.

(a)               Within thirty (30) days after the end of each fiscal quarter of the Company, if Preferred Units are still outstanding on the last day of such fiscal quarter, the Company shall distribute an amount of cash equal to the Tax Distribution Amount, regardless of whether the cash is available for such distribution.  Such distribution shall be allocated in the order of priority set forth in Section 5.2 above.  The “Tax Distribution Amount” shall be an amount equal to the product of (i) the cumulative maximum marginal federal and state income tax rates applicable to an individual taxpayer resident in the United States multiplied by (ii) the cumulative taxable income of the Company through the end of such quarter, less the amount of any distributions of a Tax Distribution Amount made during the Fiscal Year with respect to prior quarters.  In no event shall the Tax Distribution Amount for a quarter be less than zero.

(b)               From and after the date on which there are no longer any Preferred Units outstanding, the Company shall, to the extent of available cash, distribute cash at least annually and no later than 75 days after the end of a Fiscal Year, an amount which, at the time of such distribution, when added to all prior distributions pursuant to this Section 5.5, equals the cumulative maximum tax payable by an individual taxpayer at the highest combined marginal tax rates of federal and state income taxes imposed on resident individuals in the United States on the taxable income of the Company.  Such distribution shall be made ratably to the Members in proportion to their respective Member Percentages.

ARTICLE VI
DURATION OF BUSINESS; TERMINATION

Section 6.1               DURATION OF COMPANY.  The Company shall continue until the earlier of:

(a)               The decision of the Board of Managers to dissolve the Company;

(b)               The expiration of the term of the Company set forth in Section 1.4 hereof; or

(c)               The sale or other disposition of all Company Property and the distribution of all sales proceeds resulting therefrom to the Members in accordance with this Agreement.

Section 6.2               DEATH, ETC., OF MEMBER.  The Company shall not be dissolved upon the death, insanity, total disability, bankruptcy, dissolution or withdrawal of any Member, or by the assignment by any Member of all of the Membership Units or Economic Interest in the Company.

Section 6.3               LIQUIDATION.  In the event of termination of the Company:

(a)               The Board of Managers shall wind up the affairs of the Company, shall sell all the Company assets as promptly as is consistent with obtaining the fair value thereof, and shall apply and distribute the proceeds of liquidation in the following order of priority:

(i)           To the payment of debts and liabilities of the Company (including to Members to the extent otherwise permitted by law) and the expenses of liquidation; then

(ii)           To the setting up of such reserves as the Board of Managers winding up the Company’s affairs may reasonably deem necessary or appropriate for any dispute, contingent or unforeseen liabilities or obligations of the Company; then

(iii)           The remainder to the Members in accordance with Section 5.4 above.

(b)               Each Member shall look solely to the assets of the Company for the return of the Member’s capital contribution, and if the Company Property remaining after payment or discharge of the debts and liabilities of the Company is insufficient to return the contributions of each Member, a Member shall have no recourse against any other Member(s).

(c)               The proceeds of liquidation shall be distributed to the Members pursuant to Section 5.3 hereof.

(d)               Upon the liquidation of the Company, if any Member has a Deficit Balance in the Member’s Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year in which such liquidation occurs), that Member shall have no obligation to make any contributions to the capital of the Company with respect to such deficit and such deficit shall not be considered a debt owed to the Company or any other person or entity for any purpose whatsoever.

ARTICLE VII
RIGHTS AND DUTIES OF MEMBERS

Section 7.1               LIABILITIES OF MEMBERS.  No Member shall be obligated to make capital contributions to the Company except as provided in Article III.  No Member shall have any personal liability with respect to the liabilities or obligations of the Company except as provided in Article III.  Failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities or obligations of the Company.

Section 7.2               LIMITATIONS ON POWERS OF MEMBERS.  Except as expressly authorized by this Agreement, no Member may, directly or indirectly, (a) resign, retire or withdraw from the Company, (b) dissolve, terminate or liquidate the Company, (c) petition a court for the dissolution, termination or liquidation of the Company, or (d) cause any property of the Company to be subject to the authority of any court, trustee or receiver (including suits for partition and bankruptcy, insolvency, and similar proceedings).

Section 7.3               PROHIBITION AGAINST PARTITION.  Each Member irrevocably waives any and all rights the Member may have to maintain an action for partition with respect to any property of the Company.

ARTICLE VIII
MEETINGS OF MEMBERS

Section 8.1               ANNUAL MEETING.  The annual meeting of the Members shall be held between January 1st and December 31st of each year, on such date and at such hour as may be specified in the Notice of Meeting or in a duly executed Waiver of Notice thereof, for the purpose of electing Managers to serve for the ensuing year and the transaction of such other business as may come before the meeting. If the day fixed for the annual meeting shall be a legal holiday in the State of Delaware, such meeting shall be held on the next succeeding business day.

Section 8.2               SPECIAL MEETING.  Special meetings of the Members, for any purpose or purposes, may be called by the President or by a majority of the Board of Managers or by any Member owning Membership Units in the Company.

Section 8.3               PLACE OF MEETING.  The Board of Managers may designate any place, either within or without the State of Delaware, unless otherwise prescribed by statute, as the place of meeting for any annual or special meeting of Members. If no designation is made by the Board of Managers, the place of meeting shall be the principal office of the Company.

Section 8.4               NOTICE OF MEETING.  Written or printed notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered to each Member of record entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by first-class mail, by or at the direction of the President or the Secretary or by the Members calling the meeting. If mailed, such notice shall be deemed to be delivered at the earliest date of the following:  (a) when received; (b) five days after its deposit in the United States mail addressed to the Member at his address as it appears on the records of the Company, with the postage thereon prepaid; or (c) on the date shown on the return receipt if sent by registered or certified mail, return receipt requested.

Section 8.5               WAIVER OF NOTICE.  Members may waive notice of a meeting before or after the date and time specified in the written notice of meeting. All waivers of notice must be in writing, be signed by the Member entitled to the notice and be delivered to the Company for inclusion in the appropriate records. None of the business to be transacted at, nor the purpose of, a Members’ meeting must be specified in a written waiver of notice. Attendance of a Member at a meeting shall constitute a waiver of notice of the meeting, unless the Member at the beginning of the meeting objects to holding the meeting or transacting business at the meeting.

Section 8.6               FIXING OF RECORD DATE.  The Board of Managers may fix a date, not less than ten (10) nor more than sixty (60) days before the date set for any meeting of the Members, as the record date as of which the Members of record entitled to notice of and to vote at such meeting and any adjournment thereof shall be determined.

Section 8.7               QUORUM.  A majority of the Membership Units of the Company, represented in person or by proxy, shall constitute a quorum at a meeting of the Members.  When a meeting is adjourned to another time or place, it shall not be necessary to give any notice of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken, and any business may be transacted at the adjourned meeting that might have been transacted at the original date of the meeting. If, however, after the adjournment, the Board of Managers fix a new record date for the adjourned meeting, a notice of the adjourned meeting shall be given in compliance with Section 8.4 to each Member of record on the new record date entitled to vote at such meeting. After a quorum has been established at a Members’ meeting, the subsequent withdrawal of Members, so as to reduce the Membership Units entitled to vote at the meeting below the percentage required for a quorum, shall not affect the validity of any action taken at the meeting or any adjournment thereof.

Section 8.8               PROXIES.  Every Member entitled to vote at a meeting of Members or to express consent or dissent without a meeting, or his duly authorized attorney-in-fact, may authorize another person or persons to act for him by proxy. The proxy must be executed in writing by the Member or his duly authorized attorney-in-fact. Such proxy shall be filed with the Company before or at the time of such meeting or at the time of expressing such consent or dissent without a meeting. No proxy shall be valid after the expiration of eleven (11) months after the date thereof unless provided otherwise in the proxy.

Section 8.9               VOTING OF MEMBERSHIP UNITS.  Except as provided in Section 9.6, each Member shall be entitled to one (1) vote per one (1) Membership Unit (and a corresponding fractional vote for each fraction of a Membership Unit) upon each matter submitted to a vote at a meeting of the Members. If a quorum is present, the affirmative vote of the Members owning a majority of the Membership Units represented at the meeting and entitled to vote on the subject matter shall be the act of the Members unless a greater percentage is required by the Delaware Statutes, this Agreement or the Company’s Certificate of Formation.

Section 8.10             VOTING OF MEMBERSHIP UNITS BY CERTAIN HOLDERS.  Membership Units standing in the name of a corporation may be voted by the officer, agent or proxy designated by the bylaws of the corporate Member or, in the absence of any applicable bylaws, by such person as the managers of the corporate Member may designate. Proof of such designation may be made by presentation of a certified copy of the bylaws or other instrument of the corporate Member. In the absence of any such designation or, in case of conflicting designation by the corporate Member, the chairman of the board, the president, any vice president, the secretary, and the treasurer of the corporate Member shall be presumed to possess, in that order, authority to vote such Membership Units.

Membership Units held by an administrator, executor, guardian or conservator may be voted by him, either in person or by proxy, without a transfer of such Membership Units into his name.

Membership Units standing in the name of a trustee may be voted by him, either in person or by proxy, but no trustee shall be entitled to vote Membership Units held by him without a transfer of such Membership Units into his name.

Membership Units standing in the name of a receiver may be voted by such receiver, and Membership Units held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his name, if authority so to do be contained in an appropriate order of the court by which such receiver was appointed.

A Member whose Membership Units are pledged shall be entitled to vote such Membership Units until the Membership Units have been transferred into the name of the pledgee, and thereafter the pledgee or his nominee shall be entitled to vote the Membership Units so transferred only in the event the pledgee becomes a Substituted Member (as defined in Section 12.3 hereinbelow).

Section 8.11             ACTION BY WRITTEN CONSENT OR TELEPHONE CONFERENCE.

(a)               Any action required or permitted to be taken at any meeting of Members may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by Members having not less than the minimum number of Membership Units necessary to authorize or take such action at a meeting at which all Members entitled to vote were present and voted.  A telegram, telex, cablegram or similar transmission by a Member, or a photographic, photostatic, facsimile or similar reproduction of a writing signed by a Member, shall be regarded as signed by the Member for purposes of this Section 8.11.  Prompt notice of the taking of any action by Members without a meeting by less than unanimous written consent shall be given to those Members who did not consent in writing to the action.

(b)               The record date for determining Members entitled to consent to action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company by delivery to its registered office, its principal place of business or the Board of Managers.

(c)               Members may participate in and hold a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can speak to and hear each other.  Participation in such meeting shall constitute attendance and presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 8.12             ANNUAL REPORTS, ETC.

  The Company shall file any necessary reports with the State of Delaware and pay the annual tax for Limited Liability Companies to the State of Delaware.

ARTICLE IX
BOARD OF MANAGERS

Section 9.1               MANAGEMENT AND CONTROL.  The management and control of the Company shall be vested in the Board of Managers.  The Board of Managers shall have, except as specifically limited in this Agreement, full and exclusive authority in the management and control of the Company, and shall have all the rights and powers which are otherwise conferred by law or are necessary or advisable for the discharge of their duties and the management of the business and affairs of the Company.

Section 9.2               NUMBER AND ELECTION.  Subject to the paragraphs below, the Board of Managers shall consist of three Managers to be elected as follows: (a) for so long as the Investor Group holds a majority of the issued and outstanding Class A Units, the Investor Group shall have the right to elect two Managers, and (b) for so long as the C3 Entities collectively hold a majority of the issued and outstanding Class B Units, the C3 Entities shall have the right to elect one Manager.  To the extent that clause (a) above shall not be applicable, any Manager who would otherwise have been designated in accordance with the terms thereof shall instead be elected upon the vote or written consent of the holders of a majority of all of the Membership Units, and to the extent that clause (b) above shall not be applicable, any Manager who would otherwise have been designated in accordance with the terms thereof shall instead be elected upon the vote or written consent of the holders of a majority of all the Membership Units.  In the event of the death, resignation or removal of a Manager, the Members who elected such Manager may elect a successor Manager.  On the date hereof, John Kang and Ricardo A. Salas are serving as the Managers elected by the Investor Group, and Robert Smith is serving as the Manager elected by C3 Entities.  Notwithstanding the foregoing:

For so long as either C3 Entity continues to hold any Preferred Units or First Amended and Restated 14% Subordinated Notes payable to the C3 Entities (the “Notes”), in the event (such an event, a “Payment Default”) that (a) the Company has not paid any amount of principal or interest on the Notes on the date such payment is due and until such amount is paid by the Company to the C3 Entities, (b) the Company does not make a Redemption Payment on or before the applicable Redemption Deadline to the C3 Entities and until such Redemption Payment is made by the Company to the C3 Entities, or (c) the Company does not make a distribution of cash to the Preferred Unit Holders in an amount equal to the cumulative Priority Return of each such Preferred Unit Holder for the calendar year on or before December 31st of such calendar year and until such distribution of cash is made by the Company to the Preferred Unit Holders, the Board of Managers shall then, and only then (subject to the following paragraph), consist of three Managers to be elected as follows: the Members holding Class A Units shall, by the vote or written consent of the holders of a majority of the Class A Units, have the right to elect one Manager and the C3 Entities shall have the right to elect two Managers (the “Preferred Unit Managers”).  At such time as a Payment Default ceases to continue and so long as no other Payment Default is continuing, the Preferred Unit Managers shall automatically and without any further action on the part of the C3 Entities, the Company, the Members, or the Board of Managers cease to serve as Managers of the Company and the manner and method for the election of Managers shall revert to the manner and method set forth in the preceding paragraph.  The right to elect Managers upon a Payment Default in accordance with this paragraph shall not apply to any transferee or subsequent holder of Preferred Units.

Upon completion of the computation at the Date of Determination set forth in Section 3(c) of the Nonrecourse Secured Promissory Note, dated November 30, 2011, issued by the Investor Group and payable to the Company in the original principal amount of One Million Two Hundred Seventy Two Thousand Eight Hundred Dollars ($1,272,800), if the C3 Entities collectively own a majority of the issued and outstanding Membership Units, the Board of Managers shall thereafter consist of three (3) Managers to be elected as follows:  the Members holding Class A Units shall, by vote or written consent of the holders of a majority of the Class A Units, have the right to elect one Manager and the C3 Entities shall have the right to elect two (2) Managers.

Section 9.3              RESIGNATION.  A Manager may resign at any time by delivering written notice to the Board of Managers or to the Company.  A resignation is effective when notice is delivered unless the notice specifies a later effective date.

Section 9.4               REMOVAL OF MANAGER.  Each Member may remove its elected Manager, with or without cause, at any time.

Section 9.5               EXPRESSLY AUTHORIZED RIGHTS AND POWERS.  Without limiting the generality of Section 9.1, but subject to the provisions of Section 9.6, the Board of Managers are expressly authorized on behalf of the Company to:

(a)               elect officers to manage the day-to-day operations of the Company;

(b)               procure and maintain with responsible companies such insurance as may be advisable in such amounts and covering such risks as are deemed appropriate by the Board of Managers;

(c)               take and hold any assets of the Company in the Company name, or in the name of a nominee of the Company;

(d)              execute and deliver on behalf of and in the name of the Company, or in the name of a nominee of the Company, all instruments necessary or incidental to the conduct of the Company’s business;

(e)               protect and preserve the assets of the Company and incur indebtedness;

(f)               sell, dispose of, trade, exchange, convey, quitclaim, surrender, release or abandon, upon terms and conditions which the Board of Managers may negotiate and deem appropriate, personal property of the Company;

(g)              execute and deliver documents and instruments on behalf of the Company in connection with the acquisition and disposition of its assets, and to execute, terminate, modify, enforce, continue or otherwise deal with any Company indebtedness and security interests, to sell Company assets, and to take any other action with respect to agreements made between the Company and a lender or any affiliate thereof, all subject to the limitations of Section 9.6;

(h)              open Company bank accounts in which all Company funds shall be deposited and from which payments shall be made;

(i)                invest Company funds and working capital reserves; and

(j)                issue additional Preferred Units or Common Units.

Section 9.6              CERTAIN LIMITATIONS.  Notwithstanding the generality of the foregoing, and in addition to other acts expressly prohibited by this Agreement or by law, the Board of Managers, without the prior written consent or approval of the Members holding a Supermajority (as defined in Article XVI) of the issued and outstanding Membership Units, may not cause the Company to do any of the following:

(a)              amend or restate the Certificate of Formation;

(b)              sell, lease, exchange or otherwise dispose of all or substantially all the Company’s property and assets;

(c)              be a party to (i) a merger, (ii) interest exchange or (iii) other transaction affecting the ownership or structure of the Company;

(d)              do any act in contravention of this Agreement;

(e)              do any act which would make it impossible to carry on the ordinary business of the Company, except as expressly provided in this Agreement;

(f)               confess a judgment against the Company;

(g)              file a bankruptcy petition on behalf of the Company;

(h)              execute or deliver any general assignment for the benefit of the creditors of the Company;

(i)               convert the Company to a Corporation pursuant to Article XIII;

(j)               assign rights in specific Company property for other than a Company purpose; or

(k)              knowingly or willingly do any act (except an act expressly required by this Agreement) which would cause the Company to become an association taxable as a corporation.

Section 9.7               MEETINGS OF MANAGERS.

(a)               Following Annual Meeting of Members.  In connection with any annual meeting of Members at which Managers were appointed, the Board of Managers may, if a quorum is present, hold its first meeting for the transaction of business immediately after and at the same place as such annual meeting of the Members.  Notice of such meeting at such time and place shall not be required.

(b)               Regular Meetings.  Regular meetings of the Board of Managers shall be held at such times and places as shall be designated from time to time by resolution of the Board of Managers.  Notice of such regular meetings shall not be required after the initial notice of the schedule of meetings.

(c)               Special Meetings.  Special meetings of the Board of Managers may be called by the President or by any Manager on at least forty-eight (48) hours notice to each Manager.  Such notice shall state the purpose or purposes of, or the business to be transacted at, such meeting.

(d)               Attendance and Place of Meeting.  Meetings of the Board of Managers may be held at such place or places as shall be determined from time to time by resolution of the Board of Managers.  The chair of the Board of Managers, if one has been designated by the Board of Managers, shall preside when present at meetings of the Board of Managers.  Attendance of a Manager at a meeting shall be presumed to constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened or unless he or she shall file a written objection to such action with the Person acting as secretary of the meeting before the adjournment thereof on the ground that the meeting is not lawfully called or convened.

(e)               Quorum and Action.  A quorum for the transaction of business of the Board of Managers shall require the presence of a majority of the number of Managers fixed pursuant to Section 9.2 of this Article.  At all meetings of the Board of Managers, business shall be transacted in such order as shall from time to time be determined by resolution of the Board of Managers.  The act of the majority of the Managers present at a meeting at which a quorum is present shall be the act of the Board of Managers. A Manager who is present at a meeting of the Board of Managers at which action on any Company matter is taken shall be presumed to have assented to the action unless he or she shall either voice his or her dissent at the meeting or unless he or she shall file a written dissent to such action with the person acting as secretary of the meeting before the adjournment thereof.  Such right to dissent shall not apply to a Manager who voted in favor of such action.

(f)               Action by Written Consent or Telephone Conference.  Any action permitted or required to be taken at a meeting of the Board of Managers or of any committee designated by the Board of Managers may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by a quorum of the Managers as set forth in Section 9.7(e).  Such consent shall have the same force and effect as a vote taken at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Delaware, and the execution of such consent or consents shall constitute attendance or presence in person at a meeting of the Board of Managers or any such committee, as the case may be.  A telegram, telex, cablegram or similar transmission by a person, or a photographic, photostatic, facsimile or similar reproduction of a writing signed by a person, shall be regarded as signed by that person for the purposes of this Section 9.7(f).

Subject to the requirements of the Act, the Certificate of Formation or this Agreement, the Board of Managers, or members of any committee designated by the Board of Managers, may participate in and hold a meeting of the Managers or any committee of Managers, as the case may be, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can speak to and hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 9.8               COMPENSATION.  The compensation of any Manager, officer or employee of the Company who is an affiliate of a Member must be approved by the C3 Entities.

ARTICLE X
OFFICERS

Section 10.1            NUMBER.  The Officers of the Company shall be the President, a Secretary and a Treasurer, each of whom shall be elected by the Board of Managers.  Such other Officers and assistant Officers and agents as may be deemed necessary may be elected or appointed by the Board of Managers.  Any two (2) or more offices may be held by the same person.

Section 10.2             ELECTION AND TERM OF OFFICE.  The Officers of the Company shall be elected annually by the Board of Managers at the regular meeting of the Managers held after each annual meeting of the Members.  If the election of Officers shall not be held at such meeting, such election shall be held as soon thereafter as conveniently may be.  Each Officer shall hold office until his successor shall have been duly elected and shall have qualified or until his earlier resignation, removal from office or death.

Section 10.3             REMOVAL AND RESIGNATION.  Any Officer or agent elected or appointed by the Board of Managers may be removed by the Board of Managers with or without cause, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.  Election or appointment of an Officer or agent shall not of itself create contract rights.  Any Officer of the Company may resign at any time by giving written notice to the Board of Managers.  Any such resignation shall take effect after time specified therein, or, if the time is not specified therein, upon its acceptance by the Board of Managers.

Section 10.4             VACANCIES.  A vacancy, however occurring, in any office may be filled by the Board of Managers for the unexpired portion of the term.

Section 10.5             CHAIR.  The Chair of the Board of Managers, if one is elected or appointed, shall preside at all meetings of the Board of Managers and shall have such other powers and duties as may from time to time be prescribed by the Board of Managers, upon written directions given to him or her pursuant to resolutions duly adopted by the Board of Managers.

Section 10.6             PRESIDENT.  The President shall be the principal executive Officer of the Company and, subject to the control of the Board of Managers, shall in general supervise and control all of the business affairs of the Company.  The President shall, when present, preside at all meetings of the Members and of the Board of Managers, unless the Board of Managers has elected a Chair of the Board of Managers and the Chair is present at such meeting.  The President may sign deeds, mortgages, bonds, contracts, or other instruments which the Board of Managers has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Managers or by this Agreement to some other Officer or agent of the Company, or shall be required by law to be otherwise signed or executed; and in general shall perform all duties as from time to time may be assigned to him by the Board of Managers.

Section 10.7             VICE PRESIDENTS.  If a Vice-President is elected or appointed, in the absence of the President or in the event of his death, inability or refusal to act, the Vice-President shall have the duties of the President, and when so acting, shall have all the powers of, and be subject to all the restrictions upon, the President.  The Vice-President shall perform such other duties as from time to time may be assigned to him by the President or the Board of Managers.

Section 10.8             SECRETARY.  The Secretary shall:  (a) keep the minutes of all the meetings of the Members and the Board of Managers in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of this Agreement or as required by law; (c) be custodian of the Company records; (d) keep a register of the post office address of each Member; (e) have general charge of the Membership Unit transfer books of the Company, if the Company issues certificates representing such Membership Units; and (f) in general perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the President or by the Board of Managers.

Section 10.9             TREASURER.  The Treasurer shall:  (a) have charge and custody of and be responsible for all funds and securities of the Company; receive and give receipts for moneys due and payable to the Company from any source whatsoever, and deposit all such moneys in the name of the Company in such banks, trust companies or other depositories as shall be selected by the Board of Managers; and (b) in general perform all of the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the President or by the Board of Managers.  If required by the Board of Managers, the Treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the Board of Managers shall determine.

Section 10.10           SALARIES.  The salaries of the Officers shall be fixed from time to time by the Board of Managers and no Officer shall be prevented from receiving such salary by reason of the fact that he is also a Manager of the Company.  Reference is made to the limitation in Section 9.8 with respect to compensation of Managers, officers and employees who are affiliates of a Member.

ARTICLE XI
INDEMNIFICATION OF MEMBERS, MANAGERS AND DIRECTORS

Section 11.1             RIGHT TO INDEMNIFICATION.  The Company shall indemnify the Members, Managers and Officers to the fullest extent allowed by law from all claims brought by third parties relating to or arising out of the Company’s business.  The Company shall indemnify and hold harmless the Members, Managers and Officers to the fullest extent permitted or authorized by the Act or future legislation or by current or future judicial or administrative decision (but, in the case of future legislation or decision, only to the extent that it permits the Company to provide broader indemnification rights than permitted prior to the legislation or decision), against all fines, liabilities, settlements, losses, damages, costs and expenses, including attorneys’ fees, asserted against the Member, Manager and/or Officer or incurred by any of them in their capacity as Member, Manager and/or Officer or arising out of their status as Member, Manager an/or Officer, as the case may be.  The foregoing right of indemnification shall not be exclusive of other rights to which those seeking indemnification may be entitled.  The Company may maintain insurance, at its expense, to protect itself and the indemnified persons against all fines, liabilities, costs and expenses, including attorneys’ fees, whether or not the Company would have the legal power to indemnify him directly against such liability.

Section 11.2             ADVANCES.  Costs, charges and expenses (including attorneys’ fees) incurred by a person referred to in Section 11.1 in defending a civil or criminal suit, action or proceeding shall be paid by the Company in advance of the final disposition thereof upon receipt of an undertaking to repay all amounts advanced if it is ultimately determined that the person is not entitled to be indemnified by the Company as authorized by this Article.

Section 11.3             SAVINGS CLAUSE.  If this Article XI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless the Members, Managers, Officers or any other person indemnified pursuant to this Article XI as to costs, charges and expenses (including attorneys’ fee), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article XI that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE XII
ASSIGNMENT OF MEMBERSHIP UNITS

Section 12.1             GENERAL RESTRICTION ON ASSIGNMENT.  Except as expressly permitted hereunder, no Member or Economic Interest Owner may Transfer all or any portion of, or any interest or rights in, their Membership Units or Economic Interest without the prior written consent of the Board of Managers (excluding Managers who are Affiliates of the transferring Member) (the “Non-Affiliated Managers”) or, if there are no Non-Affiliated Managers, then the consent of all of the Members other than the transferring Member (the “Non-Affiliated Members”).  Each Member hereby acknowledges the reasonableness of this prohibition in view of the purposes of the Company and the relationship of the Members.

The Transfer of any Membership Units or Economic Interests in violation of the prohibition contained in this Section 12.1 shall be deemed invalid, null and void, and of no force and effect.  Any Person to whom Membership Units are attempted to be Transferred in violation of this Section 12.1 shall not be entitled to vote on matters coming before the Members, participate in the management of the Company, act as an agent of the Company, receive distributions from the Company or have any other rights in or with respect to the Membership Units.  Any person to whom an Economic Interest is attempted to be transferred in violation of this Section 12.1 shall not be entitled to receive distributions from the Company or have any other rights in or with respect to the Economic Interest.

For purposes of this Agreement, the term “Transfer”, or “ Transferred”, when used in this Agreement with respect to the Membership Units or Economic Interests, includes a sale, assignment, gift, pledge, encumbrance or any other disposition, whether voluntary, by operation of law or otherwise, and “transferee” and “transferor” have corresponding meanings. Further, any such proposed Transfer must be accomplished by written instrument satisfactory in form and content to the Non-Affiliated Managers or Non-Affiliated Members (as the case may be), accompanied by such assurances of genuineness and effectiveness of signatures and the obtaining of any governmental approvals or legal opinions as the Non-Affiliated Managers or Non-Affiliated Members (as the case may be) may reasonably require and payment of any reasonable costs of transfer as the Non-Affiliated Managers or Non-Affiliated Members (as the case may be) may require and all transfer taxes as may be imposed.

Section 12.2            RIGHT OF FIRST REFUSAL.  In addition to the general restrictions contained in Section 12.1 above, no Member or Economic Interest Owner may voluntarily Transfer any right, title or interest in its Membership Units or Economic Interest, or any part thereof, to any Person, unless the Member or Economic Interest Owner desiring to make the transfer, hereinafter referred to as the “Transferor”, shall (a) have received a bona fide written offer to purchase such interest in the Company by an unrelated third party (the “Proposed Transferee”) and (b) have made an offer to tender to the Company for redemption all of the Transferor’s interest in the Company which the Transferor desires to sell, give or otherwise transfer to the Proposed Transferee (the “Offered Interest”) in the manner hereinafter described in this Section 12.2, and the offer shall not have been accepted.

(a)              Offer by Transferor.  The offer by a Transferor shall be given in writing to the Company and shall be accompanied by a copy of the written offer, proposal or contract, between the Transferor and the Proposed Transferee (hereinafter referred to as the “Written Offer”), and shall set forth the nature of the transaction (whether sale, gift, or other transfer), the name and address of the Proposed Transferee and the terms of the transaction, including an identification of the interest involved, the number of Membership Units involved, the purchase price, and the payment terms (hereinafter referred to as the “Proposed Transaction”).  The offer by the Transferor shall consist of an offer to tender to the Company for redemption all of the Offered Interest at the price and upon the terms set forth in this Section 12.2 below.

(b)              Exercise of Option.  Within fifteen (15) days after the receipt of the offer, the Company shall have the option, but not the duty, to redeem all or any portion of the Offered Interest; provided, however, that the Company’s decision to accept or reject the offer shall be made by a vote of a majority of the Non-Affiliated Managers or, if there are no Non-Affiliated Managers, then by a Majority Vote of the Non-Affiliated Members.  The election to redeem shall be exercised by the giving of notice thereof to the Transferor.

The notice of exercise of option shall specify a date for the closing of the redemption of the Offered Interest (hereinafter referred to as the “Closing” or the “Closing Date”), which shall not be less than thirty (30) days nor more than sixty (60) days after the expiration of the time within which the Company may exercise its option.

(c)              Redemption/Purchase Price.  If the Company elects to redeem all of the Offered Interest, the price for each Membership Unit of the Offered Interest shall be the price per Membership Unit set forth in the Written Offer.

(d)              Payment of Redemption/Purchase Price.  Upon any redemption under this Section 12.2, the redemption price shall be paid in accordance with the terms provided in the Written Offer.

(e)              Closing.  The Closing of a purchase under this Section 12.2 shall take place at the principal office of the Company on a date specified in writing in the written acceptance by the Company to the Transferor, unless the Transferor and the Company otherwise mutually agree on another place or date.  At the Closing, the Transferor shall deliver, in exchange for the total purchase price, whether in cash or partially in cash and partially by promissory notes, as the case may be, the certificate, if any, representing the Offered Interest being transferred, duly endorsed, and such other documents as shall be necessary and reasonably required to conclude the transfer.

(f)               Release from Restriction.  If the Transferor’s offer to tender or sell is not accepted by the Company as to the entire interest of the Transferor, the Transferor may make a transfer to the prospective bona fide transferee of the entire Offered Interest, the transfer to be made only in strict accordance with the terms of the Written Offer.  If the Transferor shall fail to make the transfer within thirty (30) days following the expiration of the time hereinabove provided for the exercise of the election to purchase by the Company, the Membership Units of the Transferor shall again be subject to all the restrictions of this Agreement.

(g)              Continuance of Restrictions Upon Subsequent Owners.  In the event the Transferor makes a bona fide transfer of the Offered Interest under the provisions of this Section 12.2, then the Offered Interest transferred to the Proposed Transferee shall be subject to all the provisions of this Agreement.  No Membership Units or Economic Interest shall be transferred on the books of the Company and no certificate evidencing such Membership Units or Economic Interest shall be issued to the Proposed Transferee unless and until the Proposed Transferee has executed a counterpart to this Agreement, the original of which shall be retained as part of the Company’s records.  Failure of the Proposed Transferee to execute a counterpart of this Agreement, however, shall not affect the applicability of this Agreement to the Offered Interest, it being the intention of each Member and the Company that any and all subsequent owners of Membership Units and Economic Interests voluntarily transferred shall only receive and own the Membership Unit or Economic Interest subject to the same restrictions upon transfer and encumbrance as set forth in this Agreement, to which the Transferor was subject, including, without limitation, all of the provisions of this Article XII.

Section 12.3             INVOLUNTARY TRANSFER.  In the event any Membership Units or Economic Interest are the subject of an involuntary Transfer, whether due to bankruptcy, assignment for benefit of creditors, judicial order, legal process, divorce, execution, attachment, enforcement of a pledge or other encumbrance, or otherwise (hereinafter referred to as the “Affected Interest”), the Member or Economic Interest Owner owning the Affected Interest shall be deemed to have made, immediately prior to such involuntary transfer, an offer first to tender to the Company for redemption all of the Affected Interest in the manner hereinafter described in this Section 12.3.  There shall be no obligation or requirement that the Company redeem any of the Affected Interest under this Section 12.3, any redemption of the Affected Interest being solely upon election to do so.  The Company may redeem all or any portion of the Affected Interest.

(a)              Exercise of Option.  If the Company elects to redeem all or any portion of the Affected Interest in accordance with this Section 12.3, the Company shall serve notice in writing of its election upon the Member owning the Affected Interest and the creditor(s) of the Member, spouse (in the event of a divorce) or other person or entity who is to be the recipient of the Affected Interest (hereinafter referred to collectively as the “Transferor”) within ninety (90) days after the Board of Managers shall have received actual notice of the involuntary transfer.  The Company’s decision to accept or reject the offer shall be made by a majority vote of the Non-Affiliated Managers or, if there are no Non-Affiliated Managers, then by a Majority Vote of the Non-Affiliated Members.

The notice of exercise of option shall specify a date for the closing of the redemption of the Affected Interest (hereinafter referred to as the “Closing” or the “Closing Date”), which shall not be less than thirty (30) days nor more than ninety (90) days after the expiration of the time within which the Company may exercise its option.

(b)              Redemption/Purchase Price.  If the Company elects to redeem all or any portion of the Affected Interest, the price for each Membership Unit of the Affected Interest shall be the lesser of: (i) the Fair Market Value (as defined in Article XVI hereinbelow) of the Affected Interest, or (ii) the total amount, including acquisition costs, if any, which had been due to the creditor of the Member who was to be the recipient of the Affected Interest.

(c)              Payment of Redemption/Purchase Price.  Upon any redemption under this Section 12.3, the redemption price shall be paid in the same manner provided in Section 12.2(d) above.

(d)              Closing.  The closing of a purchase under this Section 12.3 shall take place at the principal office of the Company on a date specified in writing in the written acceptance by the Company to the Transferor, unless the Transferor and the Company otherwise mutually agree on another place or date.  At the Closing, the Transferor shall deliver, in exchange for the total purchase price, whether in cash or partially in cash and partially by promissory notes, as the case may be, the certificate, if any, representing the Affected Interest being transferred, duly endorsed, and such other documents as shall be necessary and reasonably required to conclude the transfer.

(e)              Continuance of Restrictions Upon Transferor.  In the event the “deemed offer” of the Transferor is not accepted by the Company as to all of the Affected Interest, then the portion of the Affected Interest not redeemed under this Section 12.3 may be transferred to the transferee/creditor subject to all of the provisions of this Agreement.  The transferee/creditor shall execute a counterpart of this Agreement, the original of which shall be retained as part of the Company’s records.  The failure of the transferee/creditor to execute a counterpart to this Agreement shall not affect the applicability of this Agreement to the Affected Interest, it being the intention of each Member and the Company that any and all subsequent owners of Membership Units or Economic Interests acquired pursuant to an involuntary transfer shall only receive and own the Membership Units or Economic Interests subject to the restrictions upon transfer and encumbrance as set forth in this Agreement to which the Original Member was subject.

Section 12.4             INTENTIONALLY LEFT BLANK.

Section 12.5            WITHDRAWALS.  No Member may withdraw from the Company, except upon the prior written consent of the Board of Managers.

Section 12.6            RIGHTS OF ASSIGNEE OF MEMBERSHIP UNITS.  Unless the assignee of a Membership Unit is admitted as a Substituted Member as provided in Section 12.7, the assignee will be merely an Economic Interest Owner, and the assignee’s rights shall be limited to sharing in the profits to which the assignor would otherwise have been entitled and to receiving the assignor’s share of any proceeds and an accounting upon dissolution.  The assignee shall have no right to vote on Company matters, exercise any purchase rights granted to Members hereunder, inspect Company books and records or otherwise participate in Company affairs and the interest of the assignee shall be disregarded for purposes of determining whether Members owning the required Membership Units have voted on any matter requiring a vote of the Members or in determining the total of the Membership Units outstanding for voting purposes.  For example, in the event a judgment creditor obtains a charge against a Member’s Membership Unit, pursuant to Section 608.433(4) of the Act, or any successor provision, then unless the judgment creditor is admitted as a Substituted Member, the judgment creditor will be merely an Economic Interest Owner and will not acquire any other rights of a Member.  All remaining rights and interest in the Membership Units which were owned by the Transferring Member immediately prior to the Transfer and that were associated with the assigned Economic Interest (including, without limitation, the rights of the Transferring Member to participate in the management and affairs of the Company) shall immediately lapse until the Managers, in their sole discretion, reinstate such rights to the Economic Interest Owner or to a successor or transferee of such Economic Interest Owner.

Section 12.7            SUBSTITUTED MEMBER.  An assignee of the whole or any portion of a Member’s Membership Interests in the Company, validly assigned under this Article XII, may become a Substituted Member in the place of his assignor(s), to the extent of the Membership Interests validly assigned, if all of the following conditions are satisfied:

(a)              A fully executed and acknowledged written instrument of assignment has been filed with the Company which sets forth the intention of the assignor(s) that the assignee become a Substituted Member in his/their place, to the extent of the Membership Interests assigned.

(b)             The assignee executes, acknowledges and delivers to the Managers a written acceptance and adoption of the provisions of this Agreement, in form and substance acceptable to the Managers in their sole discretion.

(c)              The assignee pays a transfer fee to the Company in an amount sufficient to cover all reasonable expenses connected with the admission of such person as a Substituted Member.

Section 12.8            SECURITIES LAWS.  The Membership Units have not been registered under the Federal or state securities laws of any state and, therefore, may not be resold unless appropriate Federal and state securities laws, as well as the other provisions of this Article XII have been complied with.

Section 12.9            INVALID TRANSFER.  No Transfer of a Membership Unit or Economic Interest that is in violation of this Article XII shall be valid or effective, and the Company shall not recognize any improper transfer for the purposes of making allocations, payments of profits, return of capital contributions or other distributions with respect to such Membership Unit or Economic Interest.  The Company may enforce the provisions of this Article XII either directly or indirectly or through its agents by entering an appropriate stop transfer order on its books or otherwise refusing to register or transfer or permit the registration or transfer on its books of any proposed transfers not in accordance with this Article XII.

Section 12.10         DISTRIBUTIONS AND ALLOCATIONS IN RESPECT OF A TRANSFERRED INTEREST.  If any Member Transfers any part of a Membership Unit or Economic Interest in the Company during any accounting period in compliance with the provisions of this Article XII, Company income, gain, deductions and losses attributable to such interest for the respective period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the applicable accounting period in accordance with Code section 706(d), using the daily proration method.  All Company distributions on or before the effective date of such transfer shall be made to the transferor and all such Company distributions thereafter shall be made to the transferee.  Solely for purposes of making Company tax allocations and distributions, the Company shall recognize a transfer on the day following the day of transfer.  Neither the Company nor any Member shall incur any liability for making Company allocations and distributions in accordance with the provisions of this Section 12.10.

Section 12.11          DRAG-ALONG RIGHTS

(a)              Notwithstanding anything in this Agreement to the contrary, in the event that either the Investor Group or the C3 Entities elect to sell all of their Membership Units in a single transaction to a bona fide third party purchaser, either the Investor Group or the C3 Entities, as the case may be, may require all of the other Members other than the Preferred Unit Holders (the “Affected Members”) to sell all of their Membership Units for the same price and on the same terms as those to be received by either the Investor Group or the C3 Entities, as the case may be.  In such case, the provisions of Sections 12.1 and 12.2 hereof shall not apply to such Transfer and the Affected Members shall be deemed to have made an offer to sell all of their Membership Units on such terms and conditions as those under which either the Investor Group or C3 Entities, as the case may be, will sell its Membership Units; provided, however, that the Affected Members shall have no liability regarding any representations made by either the Investor Group or the C3 Entities, as the case may be, except representations relating to the Affected Members’ ownership of the Membership Units, their ability to deliver marketable title to such Membership Units and similar representations.

(b)              Notwithstanding anything in this Agreement to the contrary, in the event that either the Investor Group or the C3 Entities elect to sell all of their Membership Units in a single transaction to a bona fide third party purchaser, the Investor Group or the C3 Entities, as applicable, shall require the bona fide third party purchaser to offer to the Affected Members to purchase all their Membership Units for the same price and on the same terms as those to be received by either the Investor Group or the C3 Entities, as applicable.  If the third party purchaser will not make such offer to the Affected Members, then the Investor Group or the C3 Entities, as applicable, shall not be allowed to sell their Membership Units to such third party purchaser.

Section 12.12          APPLICABILITY OF PROVISIONS TO INVESTOR GROUP

(a)              The provisions of Sections 12.1 and 12.2 shall not apply to the Membership Units owned by the Investor Group, and the Investor Group may transfer any or all of its Membership Units without the consent of the Board of Managers or the Members, subject to the provisions of Section 12.12(b) below.

(b)              At any time the Investor Group reasonably anticipates that it has a good faith desire to sell some or all of its Membership Units, the Investor Group shall notify the C3 Entities of that desire and determine whether the C3 Entities have an interest in purchasing all the Membership Units owned by the Investor Group (the “Offered Units”).  If the C3 Entities, or either of them, have such an interest, they shall make an offer to purchase the Offered Units, and the parties will negotiate in good faith to enter into a definitive purchase agreement with respect thereto.  If the parties have not entered into a definitive purchase agreement within ninety (90) days after the original notice from the Investor Group, the Investor Group may offer and sell the Offered Units to a third party purchaser (the “Third Party Purchaser”).  If the Investor Group shall fail to locate a Third Party Purchaser to purchase the Offered Units within one hundred eighty (180) days following the expiration of the time hereinabove provided for, the Offered Units shall again be subject to all the restrictions of this Agreement.

(c)              Restrictions Upon Subsequent Owners.  In the event the Investor Group sells the Offered Units to a Third Party Purchaser under the provisions of this Section 12.12, then the Offered Units transferred to the Third Party Purchaser shall be subject to all the provisions of this Agreement other than this Section 12.12.  No Membership Units or Economic Interest shall be transferred on the books of the Company and no certificate evidencing such Membership Units or Economic Interest shall be issued to the Third Party Purchaser unless and until the Third Party Purchaser has executed a counterpart to this Agreement, the original of which shall be retained as part of the Company’s records.  Failure of the Third Party Purchaser to execute a counterpart of this Agreement, however, shall not affect the applicability of this Agreement to the Offered Units, it being the intention of each Member and the Company that any and all subsequent owners of Membership Units and Economic Interests voluntarily transferred shall only receive and own the Membership Units or Economic Interests subject to the same restrictions upon transfer and encumbrance as set forth in this Agreement, to which the Investor Group was subject, including the applicable provisions of this Article XII.

Section 12.13           APPLICABILITY OF PROVISIONS TO PREFERRED UNIT HOLDERS

(a)              In addition to the provisions of Sections 12.1 and 12.2, a Preferred Unit Holder is prohibited from transferring any Preferred Units in the Company except to the extent provided in this Section 12.13.

(b)              Investor Group  may, in Investor Group’s sole discretion and without the necessity of any consent or approval by the Board of Managers or any Member, at any time purchase all or any portion of a Preferred Unit Holder’s Preferred Units for an amount equal to the Redemption Payment.  Investor Group may exercise this option by delivering to the Preferred Unit Holder a notice (the “Notice”) of its intent to purchase the Preferred Units.  The Notice shall set forth a closing date no later than thirty (30) days from the date of the Notice whereby Investor Group shall deliver to the Preferred Unit Holder cash equal to the Redemption Payment in exchange for the Preferred Units.

(c)              In the event Investor Group exercises its option to purchase a Preferred Unit Holder’s Preferred Units, Investor Group shall retain any and all rights that the Preferred Unit Holder had under this Agreement; provided, however, that Investor Group shall have no right to receive any Equity Payment hereunder.  Investor Group hereby acknowledges and agrees that it is the intent of the Company and its Members that only the initial owner of Preferred Units shall have any right to Equity Payments.

ARTICLE XIII
CONVERSION TO CORPORATE SOLUTION

Subject to Section 9.6, the Board of Managers shall have the power and authority to effect the conversion of the Company’s business form from a limited liability company to a corporation (for any reason whatsoever, including without limitation, a public offering of the Company’s Capital Securities) or the merger of the Company with or into a new or previously-established but dormant corporation having no assets or liabilities, debts or other obligations of any kind whatsoever other than those associated with its formation and initial capitalization (such a conversion or merger is referred to as a “Conversion” and such corporation is referred to as “Newco”).

Upon the consummation of a Conversion, the Units held by each holder thereof shall thereupon be converted into a number of shares of Newco’s Capital Securities containing the economic and other terms and rights relative to each other holder of Units as the Board of Managers shall determine to be as nearly as practicable in all material respects the same as such holder’s Units as provided herein.  The Board of Managers’ determination of the class (and the terms thereof and rights associated therewith) and number of shares of Newco Capital Securities that each Member receives upon a Conversion shall be final and binding on the holders of Units absent manifest arithmetic error.

In connection with a Conversion, each Member hereby covenants and agrees to take any and all such action and execute and deliver any and all such instruments and other documents as the Board of Managers may reasonably request in order to effect or evidence such Conversion.  Without limiting the generality of the foregoing, no Member shall have or be entitled to exercise any dissenter’s rights, appraisal rights or other similar rights in connection with such Conversion.

ARTICLE XIV
BOOKS AND RECORDS

Section 14.1             BOOKS AND RECORDS.  The Board of Managers shall keep or cause to be kept complete books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s business.  These and all other records of the Company, including information relating to the Company’s activities, information with respect to the sale by a Member or any Affiliate of goods or services to the Company, and a list of the names and business addresses of all Members shall be kept at the offices of the Company, or at such other location as may be determined by the Board of Managers, and shall be available for examination there by any Member, or his duly authorized representative, at reasonable times upon reasonable notice.  Any Member, or his duly authorized representative, upon paying the costs of collection, duplication and mailing, shall be entitled to a copy of the list of names and addresses of the Members.  The books and records shall be maintained in accordance with sound accounting practices.

The Company will also cause Liquidmetal Coatings Solutions, LLC, a Delaware limited liability company (“LMCS”), its wholly owned subsidiary, to keep complete books and records in the same manner as required above.

Section 14.2             CUSTODY OF MEMBER FUNDS; BANK ACCOUNTS.

(a)               The Board of Managers shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Company, whether or not in the immediate possession or control of the Board of Managers.  The funds of the Company shall not be commingled with the funds of any other person and the Board of Managers shall not employ, or permit any other person to employ, such funds in any manner except for the benefit of the Company.

(b)              All funds of the Company not otherwise invested shall be deposited in one or more accounts maintained in such banking institutions as the Board of Managers shall determine, and withdrawals shall be made only in the regular course of Company business on such signature or signatures as the Board of Managers may, from time to time, determine.

Section 14.3             ACCOUNTANTS.  The accountants for the Company shall be such certified public accountants as shall be selected by the Board of Managers.

Section 14.4            SECTION 754 ELECTION.  In the event of a distribution of Company Property (other than money) to a Member or upon a transfer of all or any part of the Membership Units of a Member, the Board of Managers may in their sole and absolute discretion, upon the written request of the Member receiving the distribution or the transferee of the Membership Units, as the case may be (the “Electing Member”), elect pursuant to Section 754 of the Code, to adjust the basis of the Company’s property in the manner provided in Sections 734 and 743 thereof, respectively.  Each Member agrees to furnish the Company with all information necessary to give effect to such election.  The election will be filed with the Company information tax return for the first taxable year to which the election applies.  If the Board of Managers decide to make the Section 754 election, the Electing Member will be responsible for all additional accounting costs incurred by the Company as a result of the Electing Member’s request to make the election under Code Section 754.

Section 14.5             FISCAL YEAR.  The Fiscal Year of the Company shall be the calendar year.

Section 14.6            TAX MATTERS PARTNER.  The Investor Group shall be the “Tax Matters Partner” of the Company for purposes of Section 6231(a)(7) of the Code.  The Tax Matters Partner shall have the power and authority, subject to the review and control of the Board of Managers, to manage and control, on behalf of the Company, any administrative proceeding at the Company level with the Internal Revenue Service relating to the determination of any item of Company income, gain, loss, deduction or credit for federal income tax purposes. The Tax Matters Partner may be removed, and a new Tax Matters Partner appointed, by the Board of Managers in accordance with the Code and the Treasury Regulations.

Section 14.7            ANNUAL FINANCIAL STATEMENTS AND TAX RETURN INFORMATION.  The Company shall provide to the C3 Entities as soon as available, and, in any event, within one hundred and twenty (120) days after the end of each Fiscal Year of the Company, beginning with the Fiscal Year ending December 31, 2007, a copy of the annual consolidated financial statements of the Company and LMCS for such Fiscal Year containing balance sheets, statements of income, retained earnings and cash flows at the end of such Fiscal Year, in each, except for the Fiscal Year ending December 31, 2007, setting forth in comparative form the figures for the preceding Fiscal Year (if any), all in reasonable detail and audited and certified by independent certified public accountants of recognized standing reasonably acceptable to the C3 Entities, to the effect that such report has been prepared in accordance with GAAP.  Within ninety (90) days after the end of each Tax year, Company shall provide sufficient information with respect to the Company for such Tax year necessary for the C3 Entities to prepare their federal, state and local income Tax Returns.  The Company shall provide copies of the federal, state and local income Tax Returns of the Company for each Tax year promptly after the filing thereof.

Section 14.8             MONTHLY FINANCIAL STATEMENTS.  The Company shall provide to the C3 Entities as soon as available and, in any event, within thirty (30) days after the end of each month, a copy of an unaudited consolidated financial report of the Company and LMCS as of the end of such month and for the portion of the Fiscal Year then ended, including balance sheets, statements of income, retained earnings and cash flows, setting forth in each case comparisons to the Company’s and LMCS’s Annual Budget and to the corresponding period in the preceding Fiscal Year and a brief narrative explaining the results of the Company’s and LMCS’s operations for such period; all such statements shall have been prepared in accordance with GAAP (absent footnotes and customary year-end adjustments) and fairly present the financial condition and results of operations of the Company and LMCS at the date and for the periods indicated therein.

Section 14.9             INSPECTION RIGHTS.  At any reasonable time and from time to time, the Company shall permit representatives of the C3 Entities to examine, copy and make extracts from its books and records, to visit and inspect the Company’s and LMCS’s properties, and to discuss Company’s and LMCS’s business, operations, and financial condition with Company’s or LMCS’s officers, employees and independent certified public accountants, provided that the C3 Entities agree to keep such information confidential and to use such information solely in connection with its investment in the Membership Units.

ARTICLE XV
[INTENTIONALLY LEFT BLANK]

ARTICLE XVI
DEFINITIONS

Section 16.1             DEFINITIONS.  Unless the context otherwise requires, the terms defined in this Article XVI shall, for the purposes of this Agreement, have the meanings herein specified.

“Act” means the Delaware Limited Liability Company Act, as amended.

“Affiliate” or “Affiliated Party” means, with respect to any Member, a partner of a Member; any member of the immediate family of any Member; any shareholder, officer or director of a Member or any member of their respective immediate families; any person, firm or entity which, directly or indirectly, controls, is controlled by, or is under common control with a Member, any partner of any Member or any shareholder, officer or director of a partner of any Member or their respective families; or any person, firm or entity which is associated with a Member, any partner of a Member, any officer, director or shareholder of a Member or any member of their respective immediate families in a joint venture, partnership or other form of business association.  In this definition, the term “control” shall mean the ownership of ten percent (10%) or more of the beneficial interest in the firm or entity referred to, and the term “immediate family” shall mean the spouse, ancestors, lineal descendants, brothers and sisters of the person in question, including those adopted.  To the extent the term “Affiliate” or “Affiliated Party” is used in the context of an affiliation with a Person (the “Subject”) other than a Member then such term shall have the same meaning above; however, the term “Member” within such definition shall be replaced with the Subject.

“Agreement” means this Limited Liability Company Operating Agreement, as amended, modified, supplemented or restated from time to time in accordance with the terms hereof.

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Delaware are closed.

“Capital Account” means, with respect to any Member, the account maintained for such Member in accordance with the provisions of Section 3.4.

“Capital Contribution” means, with respect to any Member, the aggregate amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company pursuant to Section 3.2.

“Capital Securities” means as to any Person that is a corporation, the authorized shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Person that is not a corporation or an individual, the ownership or membership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person.

“Capital Transaction” means any of the following events:  (A) any sale or other disposition of all or any part of any capital assets of the Company, (B) any loans secured by all or any part of the capital assets of the Company, (C) the refinancing of any Company indebtedness, (D) the condemnation of all or any part of the capital assets of the Company, or (E) any insurance recovery relating to any capital assets owned by the Company.

“Class A Holder” means a Member holding Class A Units.

“Class B Holder” means a Member holding Class B Units.

“Class C Holder” means a Member holding Class C Units.

“Class A Percentage Interest” means, with respect to a Class A Holder at any time and from time to time, a percentage equal to a fraction, the numerator of which is the number of Class A Units owned by such Class A Holder and the denominator of which is the aggregate number of Common Units owned by all Members.

“Class B Percentage Interest” means, with respect to a Class B Holder at any time and from time to time, a percentage equal to a fraction, the numerator of which is the number of Class B Units owned by such Class B Holder and the denominator of which is the aggregate number of Common Units owned by all Members.

“Class C Percentage Interest” means, with respect to a Class C Holder at any time and from time to time, a percentage equal to a fraction, the numerator of which is the number of Class C Units owned by such Class C Holder and the denominator of which is the aggregate number of Common Units owned by all Members;

“Class A Common Unit” means a Unit representing a fractional part of the Member Interests of the Members and having the rights and obligations specified with respect to the Class A Units in this Agreement.

“Class B Common Unit” means a Unit representing a fractional part of the Member Interests of the Members and having the rights and obligations specified with respect to the Class B Units in this Agreement.

“Class C Common Unit” means a Unit representing a fractional part of the Member Interests of the Members and having the rights and obligations specified with respect to the Class C Units in this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Common Unit Holder” means a Member holding either a Class A Holder, Class B Holder or Class C Holder.

“Company” means the Delaware limited liability company that is the subject of this Agreement.

“Company Property” means all real and personal property acquired by the Company and any improvements thereto, including, without limitation, any tangible or intangible property of the Company.

“Conversion” has the meaning specified in Article XIII of this Agreement.

“Deficit Capital Account Balance” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)              A credit to such Capital Account of any amount which such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5); and

(b)              A debit to such Capital Account of the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations.

“Economic Interest” shall mean a Member’s or Economic Interest Owner’s pro rata share of the Company’s profits and distributions of the Company’s assets pursuant to this Operating Agreement and the Act, but shall not include any right to participate in the management of affairs of the Company, including, the right to vote on, consent to or otherwise participate in any decision of the Members or Managers.

“Economic Interest Owner” shall mean the owner of an Economic Interest who is not a Member.

“Fair Market Value” of a Membership Interest shall mean the amount the Selling Member or Transferor would receive with respect to its Membership Interest upon the dissolution and termination of the Company assuming (A) such dissolution or termination occurred on the date of the Notice, and (B) the assets of the Company were sold for their fair market value without compulsion for the Company to sell such assets.  The fair market value of the Company’s assets shall be agreed upon by the Selling Member or Transferor, as the case may be, and the Company.  If they are unable to agree upon a value within ten (10) days, then they shall agree upon an appraiser who shall determine the value.  However, if they are unable to agree upon an appraiser within five (5) working days after either party serves written demand on the other, then each shall select one appraiser and the two appraisers so selected shall select a third appraiser whose determination shall be conclusive and binding for this purpose.  In the event that the Company or the Selling Member or Transferor, as the case may be, fails to designate an appraiser pursuant to the preceding sentence within five (5) working days after either party serves written demand on the other, then the appraisal shall be performed by the one appraiser who was timely designated.  The cost of the appraisal shall be divided equally between the Company and the Selling Member or Transferor, as the case may be.

“Fiscal Year” means the fiscal year of the Company which shall be the calendar year unless otherwise required by the Code.

“Investor Group” means Rockwall Holdings, Inc., a Nevada corporation.

“Lien” means (a) any encumbrance, mortgage, pledge, lien, charge or other security interest of any kind upon any property or assets of any character, or upon the income or profits therefrom; (b) any acquisition of or agreement to have an option to acquire any property or assets upon conditional sale or other title retention agreement, device or arrangement (including a capitalized lease); or (c) any sale, assignment, pledge or other transfer for security of any accounts, general intangibles or chattel paper, with or without recourse; excluding in each instance the lien of this Agreement.

“Manager” has the meaning specified in Article IX of this Agreement.

“Member” means the persons listed on Exhibit “A” hereto, and includes any Person admitted as an additional Member or a substitute Member pursuant to the provisions of this Agreement, in such Person’s capacity as a member of the Company, and “Members” means two (2) or more of such Persons when acting in their capacities as members of the Company.

“Membership Rights” means all legal and beneficial ownership interests in, and rights and duties as a Member of, the Company, including, without limitation, the right to share in Profits and Losses, the right to receive distributions of cash and other property from the Company, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from the Company.

“Membership Units” shall mean the units into which the ownership interests of the Members in the Company are divided, including such Member’s Economic Interest and the right of such Member to any and all benefits to which such Member may be entitled as provided in this Agreement or under the Act, together with the obligation of such Member to comply with all of the provisions of this Agreement and of the Act.

“Newco” has the meaning specified in Article XIII of this Agreement.

“Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(b) and 1.704-2(c) of the Regulations.  The amount of Nonrecourse Deductions for a Company Fiscal Year equals the net increase in Partnership Minimum Gain during that Fiscal Year determined pursuant to Section 1.704-2(d) of the Regulations reduced (but not below zero) by the aggregate distributions during that Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain, determined according to the provisions of Sections 1.704-2(h) of the Regulations.

“Nonrecourse Liability” has the meaning set forth in Section 1.752-1(a)(2) of the Regulations.

“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i) of the Regulations.

“Partner Nonrecourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

“Partner Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(i)(2) of the Regulations.  The amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Company Fiscal Year equals the net increase during the year in Partner Minimum Gain attributable to such Partner Nonrecourse Debt reduced (but not below zero) by proceeds of the liability distributed during that Fiscal Year to the Member bearing the economic risk of loss for the liability that are both attributable to the liability and allocable to an increase in Partner Minimum Gain attributable, determined according to the provisions of Section 1.704-2(h) of the Regulations.

“Partnership Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Percentage Interest” means, with respect to a holder of Common Units at any time and from time to time, the Class A Percentage Interest, Class B Percentage and/or Class C Percentage held by such holder.

“Person” includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

“Preferential Return Account” means, with respect to any Member holding Preferred Units, the account maintained for such Member in accordance with the provisions of Section 3.8(a).

“Preferred Unit” means a Unit representing a fractional part of the Preferred interest having the rights and responsibilities specified with respect to the Preferred Units in this Agreement.

“Preferred Unit Holder” means a Member holding Preferred Units.

“Supermajority” means the approval or vote of the holders owning at least eighty-five percent (85%) of the Company’s issued and outstanding Membership Units at any given time.

 “Tax Matters Partner” has the meaning specified in Section 14.6.

“Transfer” means any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly.

“Treasury Regulations” means such regulations implemented by the Internal Revenue Service pursuant to the Code.

ARTICLE XVII
AGREEMENT PREPARED BY ATTORNEY FOR COMPANY

The parties acknowledge that the counsel for the Investor Group, Foley & Lardner, prepared this Agreement on behalf of and in the course of its representation of the Company, and that:

(a)              Each Member and Manager has been advised that a conflict of interest may exist among the Members, the Board of Managers and the Company; and

(b)              Each Member and Manager has been urged and has had the opportunity to seek the advice of independent legal counsel.

ARTICLE XVIII
AMENDMENTS

Except as otherwise expressly provided herein, the written approval of the Members holding a Supermajority, as that term is defined herein, of the Membership Units in the Company shall be required to alter, modify or amend this Agreement; provided, however, that no alteration, modification or amendment of Articles III, IV, V, VI or VII hereof or this Article XVIII which would materially and adversely affect the economic interest of one or more Members, or their successors or assigns, may be made without the unanimous written consent of all such Members so adversely affected.  The issuance or grant of additional Membership Units by the Board of Managers (and any corresponding amendment to this Agreement) shall not, in itself, be deemed to adversely affect the economic interest of one or more Members for purposes of the preceding sentence.  Notwithstanding the above, this Agreement may be amended from time to time by the Board of Managers, without the consent of any of the Members, (i) to add to the representations, duties or obligations of the members of the Board of Managers, (ii) to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provisions with respect to matters or questions arising under this Agreement and (iii) to delete or add any provision of this Agreement required to be so deleted or added by the staff of the Securities and Exchange Commission or by any state securities commission or similar official, which addition or deletion is deemed by such commission or official to be for the benefit or protection of the Members.

ARTICLE XIX
MANAGER AND MEMBER RELATIONS TO THE COMPANY

No Manager or Member shall be restricted in any way from engaging in any other business venture or activity and no Manager or Member shall be accountable to the Company or to any other Manager or Member because of any activity or venture which does not directly involve the Company.  Neither the Company nor the Members shall have any right under this Agreement in and to the other activities of any Manager or Member or to their income or profits from such business venture or activity.

ARTICLE XX
CHOICE OF LAW;
SUBMISSION TO JURISDICTION; AND WAIVER OF JURY TRIAL

Section 20.1             LAW.  This Agreement shall be governed by and construed under the laws of the State of Delaware.  The parties agree that any action brought by any party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in Delaware.

Section 20.2            WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT, ANY OF THE RELATED AGREEMENTS, DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE XXI
MISCELLANEOUS

Section 21.1             DELAY OR OMISSIONS.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

Section 21.2             WAIVER.  No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

Section 21.3             WAIVER OF PARTITION.  The Members hereby agree that no Member, nor any successor in interest to any Member, shall have the right, while this Agreement remains in effect, to have any Company property partitioned, or to file a complaint or institute any proceeding at law or in equity to have such property partitioned, and all Members, on behalf of themselves and their heirs, successors and assigns, hereby waive any such right.

Section 21.4             SUCCESSORS AND ASSIGNS.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the parties hereto and their respective successors, assigns, heirs, executors and administrators and shall inure to the benefit of and be enforceable by each Person who shall be a holder of the Capital Securities of the Company from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Capital Securities of the Company specifying the full name and address of the transferee and such transferee’s satisfaction of all requirements to be a Permitted Transferee hereunder, the Company may deem and treat the person listed as the holder of such Capital Securities of the Company in its records as the absolute owner and holder of such Capital Securities of the Company for all purposes.

Section 21.5             NOTICES.  All notices required in connection with this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written notification of receipt. All communications shall be sent to the Company at the address below and to each Member at the address as set forth on Exhibit “A” hereto or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto:

If to the Company, addressed to:

LIQUIDMETAL COATINGS, LLC
900 Rockmead Drive, Suite 240
Kingwood, Texas 77339
Attention: Legal Department
Fascimile: (281) 359-1185

Section 21.6             ENTIRE AGREEMENT.  This Agreement and the Exhibits hereto, along with the other documents delivered pursuant thereto, including but not limited to that certain Membership Unit Purchase Agreement of even date herewith by and between the Company and the buyers indicated therein, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

Section 21.7             PRONOUNS.  All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

Section 21.8             TITLES AND SUBTITLES.  The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 21.9             SEVERABILITY.  In the event one or more of the provisions of this Agreement should, for any reason, be held by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 21.10           BINDING EFFECT.  Except as provided to the contrary, the terms and provisions of this Agreement shall be binding upon and shall inure solely to the benefit of all the Members, their personal representatives, heirs, successors and assigns.

Section 21.11           CREDITORS.  The provisions of this Agreement are not for the benefit of and may not be specifically enforced by any creditors of the Company.

Section 21.12           EXECUTION OF ADDITIONAL INSTRUMENTS.  Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney, and other instruments necessary to comply with any applicable laws, rules, or regulations.

Section 21.13           RIGHTS AND REMEDIES CUMULATIVE.  The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies.  Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance, or otherwise.

Section 21.14           COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one instrument. Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile transmission shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.

[Signature Page to Immediately Follow]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Operating Agreement as of the date first set forth hereinabove.

COMPANY:

LIQUIDMETAL COATINGS, LLC

By
Print Name:
Title:

PREFERRED MEMBERS: C3 CAPITAL PARTNERS, L.P. By: Its General Partner C3 Partners, LLC, a Delaware limited liability company

By	/s/ R. L. Smith
Print Name:	Roberth L. Smith
Title:	Manager

C3 CAPITAL PARTNERS II, L.P. By: Its General Partner C3 Partners II, LLC, a Delaware limited liability company
By	/s/ R. L. Smith
Print Name:	Roberth L. Smith
Title:	Manager

COMMON MEMBERS: CLASS A HOLDERS: LIQUIDMETAL TECHNOLOGIES, INC.
By	/s/ Tony Chung
Print Name:	Tony Chung
Title:	Chief Financial Officer

ROCKWALL HOLDINGS, INC.
By	/s/ John Kang
Print Name:	John Kang
Title:	Chairman

CLASS B HOLDERS: C3 CAPITAL PARTNERS, L.P. By: Its General Partner C3 Partners, LLC, a Delaware limited liability company
By	/s/ R. L. Smith
Print Name:	Robert L. Smith
Title:	Manager

C3 CAPITAL PARTNERS, L.P. By: Its General Partner C3 Partners II, LLC, a Delaware limited liability company
By	/s/ R. L. Smith
Print Name:	Robert Smith
Title:	Manager

LARRY BUFFINGTON
/s/ Larry Buffington
Larry Buffington

GLOBAL STRATEGY & CAPITAL GROUP, INC. D.B.A CRESO CAPITAL PARTNERS
By	/s/ Thomas Papa
Print Name:	Thomas Papa
Title:	Principal

[Signatures Continue on Following Page]

CLASS C HOLDERS: LARRY BUFFINGTON
/s/ Larry Buffington
Larry Buffington

GLOBAL STRATEGY & CAPITAL GROUP, INC. D.B.A CRESO CAPITAL PARTNERS
By	/s/ Thomas Papa
Print Name:	Thomas Papa
Title:	Principal

Exhibit “A”

Members	Number and Class of Units	Percentage Interest
PREFERRED UNIT HOLDERS

C3 Capital Partners, LP, a Delaware limited partnership C3 Partners, LLC 4520 Main Street Suite 1600 Kansas City, Missouri 64111 Attn: Robert L. Smith Facsimile: 816-756-5552	1,106.72 Preferred Units*	NONE**

C3 Capital Partners II, LP, a Delaware limited partnership C3 Partners II, LLC 4520 Main Street Suite 1600 Kansas City, Missouri 64111 Attn: Robert L. Smith Facsimile: 816-756-5552	801.42 Preferred Units*	NONE**

TOTALS
	Preferred Units*
COMMON UNIT HOLDERS

Rockwall Holdings, Inc., a Nevada corporation 16121 Carmenita Road Cerritos CA 90703 Attention: Kevin Wheeler Fax No.: 562.926.3003	22,728,000 Class A Common Units***	75.067%

Liquidmetal Technologies, Inc., a Delaware corporation 30452 Esperanza Rancho Santa Margarita, California 92688 Attention: Legal Department Fax No.: 813.314.0270	201,878.23 Class A Common Units****	0.667%

Members	Number and Class of Units	Percentage Interest

C3 Capital Partners, LP, a Delaware limited partnership C3 Capital, LLC 4520 Main Street Suite 1600 Kansas City, Missouri 64111 Attn: Robert L. Smith Facsimile: 816-756-5552	38,956.52 Class B Common Units***** 4,218,000 Class B Common Units***	14.060%

C3 Capital Partners II, LP, a Delaware limited partnership C3 Capital, LLC 4520 Main Street Suite 1600 Kansas City, Missouri 64111 Attn: Robert L. Smith Facsimile: 816-756-5552	28,209.90 Class B Common Units***** 3,054,000 Class B Common Units***	10.180%

Larry Buffington 25422 Vinechase Drive Porter, TX 77365 Fax No. (281) 348-0863	5,850.00 Class B Common Units****** 1,000 Class C Common Units	0.022%

Global Strategy & Capital Group, Inc. d.b.a. CRESO Capital Partners 660 Newport Center Drive, Suite 800 Newport Beach, CA 92660 Fax No. (949) 209-5441 Attn: Thomas Papa	1,023.75 Class B Common Units******* 175 Class C Common Units	0.004%

TOTALS	30,277,093.40 Common Units	100.00%

* Issued pursuant to that certain Securities Purchase Agreement, dated July 24, 2007, between the Company, C3 Capital Partners, L.P., and C3 Capital Partners II, L.P.  (as amended by that certain Amended and Restated Securities Purchase Agreement, dated November 30, 2011), and reflects the redemption of 221.08 and 161.10 Preferred Units owned by C3 Capital Partners, L.P.  and C3 Capital Partners II, L.P., respectively, by the Company pursuant to that certain Amendment No. 3 to First Amended and Restated Operating Agreement of Liquidmetal Coatings, LLC, dated December 15, 2010.

**Preferred Unit Holders shall have zero percentage interests in the Company.  All of the Preferred Unit Holders’ rights to certain allocations and distributions are provided for in the Operating Agreement.

*** Issued pursuant to that certain Membership Unit Purchase Agreement, dated November 30, 2011, between the Company and the buyer indicated therein.

****Issued pursuant to that certain Asset Purchase and Contribution Agreement, dated July 24, 2007, between the Company and Liquidmetal Technologies, Inc., Amendment No. 1 to First Amended and Restated Operating Agreement of Liquidmetal Coatings, LLC dated October 6, 2009 and Amendment No. 3 to First Amended and Restated Operating Agreement of Liquidmetal Coatings, LLC dated December 15, 2010.

***** Issued pursuant to that certain Securities Purchase Agreement, dated July 24, 2007, between the Company, C3 Capital Partners, L.P., and C3 Capital Partners II, L.P. (as amended by that certain Amended and Restated Securities Purchase Agreement, dated November 30, 2011), Amendment No. 1 to First Amended and Restated Operating Agreement of Liquidmetal Coatings, LLC dated October 6, 2009, Amendment No. 3 to First Amended and Restated Operating Agreement of Liquidmetal Coatings, LLC dated December 15, 2010 and the Second Amended and Restated Operating Agreement of Liquidmetal Coatings, LLC dated November 30, 2011.

******Issued pursuant to that certain Employment Agreement, dated July 24, 2007, between the Company and Larry Buffington and Amendment No. 1 to First Amended and Restated Operating Agreement of Liquidmetal Coatings, LLC dated October 6, 2009.

*******Issued as consideration for placement agent services and Amendment No. 1 to First Amended and Restated Operating Agreement of Liquidmetal Coatings, LLC dated October 6, 2009.